Exhibit 99.1

JOINT FILING AGREEMENT

AGREEMENT dated as of June 2, 2025, by and among Oyster Enterprises II LLC, Oyster Management II LLC, Heath Freeman, Mario Zarazua and Randall Smith (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial ownership of Class A ordinary shares, $0.0001 par value, of Oyster Enterprises II Acquisition Corp, as of June 2, 2025, relating to such beneficial ownership, being filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Parties to the extent it knows or has reason to believe that any information about the other Parties is inaccurate.

Date: June 2, 2025	Oyster Enterprises II LLC

/s/ Oyster Management II LLC,
as managing member of Oyster Enterprises II LLC by Mario Zarazua, an authorized signatory

Date: June 2, 2025	Oyster Management II LLC

/s/ Mario Zarazua,
by Mario Zarazua, an authorized signatory

Date: June 2, 2025	Heath Freeman

/s/ Heath Freeman
Heath Freeman

Date: June 2, 2025	Mario Zarazua

/s/ Mario Zarazua
Mario Zarazua

Date: June 2, 2025	Randall Smith

/s/ Randall Smith
Randall Smith